NEWS

For:		From:
Ladish Co., Inc. 5481 South Packard Avenue Cudahy, WI 53110		Libby Communications 95 Pin Pack Road Ridgefield, CT 06877
Contact:	Wayne E. Larsen 414-747-2935 414-747-2890 Fax	Contact:	William J. Libby 203-431-8480 203-431-6132 Fax

Release date:  14 February 2005

LADISH REPORTS $3.8 MILLION OF NET INCOME FOR FISCAL 2004

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today reported 2004 net income was $3.8 million on sales of $208.7 million. During the fourth quarter of 2004 the Company had income of $0.09 per share in comparison to a $(0.06) loss per share in the fourth quarter of 2003.

Ladish will host a conference call on Wednesday, February 16, 2005 at 9:00 a.m. EST to discuss the Company’s performance for 2004. The telephone number to call to participate in the conference call is (877) 236-1078.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands, except earnings per share)	2004	2003	2004	2003

Net sales	$53,636	$41,343	$208,707	$179,927
Cost of goods	47,908	40,845	190,652	169,999

Gross profit	5,728	498	18,055	9,928
SG&A	3,623	2,170	10,300	8,724

Operating income (loss)	2,105	(1,672)	7,755	1,204
Interest expense & other	452	579	2,031	2,151

Pretax income (loss)	1,653	(2,251)	5,724	(947)
Tax expense (benefit)	468	(1,445)	1,970	(966)

Net income (loss)	$1,185	$(806)	$3,754	$19

Basic earnings (loss) per share	$0.09	$(0.06)	$0.28	$0.00
Basic weighted average shares outstanding	13,605,843	13,023,393	13,285,582	13,023,393
Diluted earnings (loss) per share	$0.09	$(0.06)	$0.28	$0.00
Diluted weighted average shares outstanding	13,746,876	13,023,393	13,387,911	13,057,703

more

Ladish Reports $3.8 Million of Net Income for Fiscal 2004

	December 31,
(Dollars in thousands)	2004	2003
Cash	$2,744	$10,981
Accounts receivable	41,729	29,683
Inventory	51,810	43,845
Total Assets	$223,387	$216,642

Accounts payable	$24,230	$13,205
Senior debt	24,000	30,000
Pensions	7,366	9,120
Postretirement benefits	37,769	39,811
Stockholders' equity	122,424	116,723
Capital expenditures	$5,225	$4,259

“Year 2004 represented the early stages of a turnaround for both the aerospace and industrial markets served by Ladish and we are pleased that Ladish was able to service customer demand and demonstrate a significant improvement in sales and earnings,” says Kerry L Woody, Ladish’s President and CEO. “The fourth quarter results reflect a substantive improvement over 2003, especially in view of the unusual charges in 2004 of $0.7 million for Sarbanes-Oxley documentation and a non-cash expense of $0.5 million from FIN 44. The results for the year reflect the steps Ladish took during the last several years to manage through the market cycle.”

Looking forward to 2005, Woody remarked, “Based upon the contract backlog and the rate of new orders in 2004, we are optimistic that the recovery in the aerospace and industrial markets we experienced in 2004 will continue. Our new order volume in 2004 and year-end contract backlog both showed significant improvement over 2003. Also, the success we had in 2004 in reducing our cost structure and improving our responsiveness to our customers should enable us to leverage these gains as our sales grow in 2005. As we celebrate our 100th anniversary, we are mindful of the fact Ladish has sustained sound performance through many difficult cycles. Every employee, active and retired, takes great pride in this milestone.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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